Exhibit (12)

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May 9, 2025

Tortoise Energy Infrastructure Total Return Fund
5901 College Boulevard, Suite 400

Overland Park, Kansas 66211

Tortoise Energy Infrastructure Total Return Fund
615 East Michigan Street

Milwaukee, Wisconsin 53202

Re:	Reorganization of Tortoise Energy Infrastructure Total Return Fund into Tortoise Energy Infrastructure Total Return Fund

Ladies and Gentlemen:

You have requested our opinion regarding certain U.S. federal income tax consequences of certain transactions undertaken pursuant to the Agreement and Plan of Reorganization, dated as of March 21, 2025 (the “Plan”), by and among Tortoise Capital Series Trust, a Maryland statutory trust (the “Successor Company”), on behalf of itself and its series Tortoise Energy Infrastructure Total Return Fund (the “Successor Fund”); Managed Portfolio Series, a Delaware statutory trust (the “Predecessor Company”), on behalf of itself and its series Tortoise Energy Infrastructure Total Return Fund (the “Predecessor Fund” and together with the Successor Fund, the “Funds”) and Tortoise Capital Advisors, L.L.C., the investment adviser to the Funds.

The Plan contemplates that (i) the Successor Fund will acquire all of the assets and liabilities of the Predecessor Fund in exchange solely for shares of the Successor Fund (“New Shares”) of the corresponding class having an aggregate net asset value equal to the value of the Predecessor Fund’s net assets being acquired and (ii) the Predecessor Fund will distribute, pro rata by class, all the New Shares to shareholders of each corresponding class of the Predecessor Fund in complete liquidation of the Predecessor Fund (collectively, the “Reorganization”). The New Shares will consist solely of full and fractional, newly issued voting shares of beneficial interest of the Successor Fund.

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Tortoise Energy Infrastructure Total Return Fund
Tortoise Energy Infrastructure Total Return Fund

May 9, 2025

In rendering this opinion, we have examined the Plan and have reviewed and relied upon representations made to us by duly authorized officers of the and the Predecessor Company, on behalf of itself and the Predecessor Fund, and the Successor Company, on behalf of itself and the Successor Fund, in letters dated May 9, 2025 (collectively, the “Representation Letters”). We have also examined such other agreements, documents, corporate records and other materials as we have deemed necessary in order for us to render the opinions referred to in this letter. In such review and examination, we have assumed the genuineness of all signatures, the legal capacity and authority of the parties who executed such documents, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies and the authenticity of the originals of such latter documents.

Our opinion is based, in part, on the assumptions that (i) the Reorganization described herein will occur in accordance with the terms of the Plan (without the waiver or modification of any terms or conditions thereof and without taking into account any amendment thereof that we have not approved) and the facts and representations set forth or referred to in this letter, and that such facts and representations, as well as the facts and representations set forth in the Plan, are true, correct and complete as of the date hereof and will be true, correct and complete as of the date and time of the closing of the Reorganization (as determined under the Plan) (the “Effective Time”), (ii) any representation set forth in the Representation Letters qualified by knowledge, intention, belief, disclaimer of responsibility or any similar qualification is, and will be as of the Effective Time, true, correct and complete without such qualification, and (iii) the Successor Fund will be treated as a corporation for federal income tax purposes effective as of the Effective Time. You have not requested that we undertake, and we have not undertaken, any independent investigation of the accuracy of the facts, representations and assumptions set forth or referred to herein.

For the purposes indicated above, and based upon the facts, assumptions and representations set forth or referred to herein, it is our opinion that for U.S. federal income tax purposes:

1.       The Reorganization will constitute a “reorganization” within the meaning of Section 368(a)(1) of the Internal Revenue Code of 1986, as amended (the “Code”), and the Successor Fund and the Predecessor Fund will each be a “party to a reorganization,” within the meaning of Section 368(b) of the Code, with respect to the Reorganization.

2.       No gain or loss will be recognized by the Successor Fund upon the receipt of the assets of the Predecessor Fund solely in exchange for New Shares and the assumption by the Successor Fund of the Predecessor Fund’s liabilities. (Section 1032(a) of the Code).

3.       No gain or loss will be recognized by the Predecessor Fund upon the Reorganization. (Sections 361(a) and (c) and 357(a) of the Code).

4.       No gain or loss will be recognized by the Predecessor Fund’s shareholders upon the exchange, pursuant to the Reorganization, of all their shares of the Predecessor Fund solely for New Shares. (Section 354(a) of the Code).

5.       The aggregate basis of the New Shares received by each Predecessor Fund shareholder pursuant to the Reorganization will be the same as the aggregate basis of the Predecessor Fund shares that were exchanged for such New Shares. (Section 358(a)(1) of the Code).

6.       The holding period of the New Shares received by each Predecessor Fund shareholder in the Reorganization will include the period during which the shares of the Predecessor Fund that were exchanged for such New Shares were held by such shareholder, provided such Predecessor Fund shares were held by such shareholder as capital assets at the Effective Time. (Section 1223(1) of the Code).

Tortoise Energy Infrastructure Total Return Fund
Tortoise Energy Infrastructure Total Return Fund

May 9, 2025

7.       The basis of the assets of the Predecessor Fund received by the Successor Fund in the Reorganization will be the same as the basis of such assets in the hands of the Predecessor Fund immediately before the Effective Time. (Section 362(b) of the Code).

8.       The holding period of the assets of the Predecessor Fund received by the Successor Fund in the Reorganization will include the period during which such assets were held by the Predecessor Fund. (Section 1223(2) of the Code).

Notwithstanding anything to the contrary herein, we express no opinion as to the effect of the Reorganization (i) on the Predecessor Fund, the Successor Fund, or any Predecessor Fund shareholder with respect to any asset (including without limitation any stock held in a passive foreign investment company as defined in section 1297(a) of the Code) as to which any gain or loss is required to be recognized under U.S. federal income tax principles (a) at the end of a taxable year or upon the termination thereof, or (b) upon the transfer of such asset regardless of whether such transfer would otherwise be a non-taxable transaction under the Code, (ii) under the alternative minimum tax imposed under section 55 of the Code on any direct or indirect shareholder of the Predecessor Fund that is a corporation, and (iii) any other U.S. federal tax issues (except those set forth above) and all state, local or foreign tax issues of any kind.

Facts

Our opinion is based upon the facts, representations and assumptions set forth or referred to above and the following facts and assumptions, any alteration of which could adversely affect our conclusions.

The Predecessor Company has been registered and operated, since it commenced operations, as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”). The Predecessor Fund is a separate series of the Successor Company that is treated for U.S. federal income tax purposes as a separate corporation pursuant to section 851(g) of the Code. Immediately prior to the Effective Time, the Predecessor Fund has no shares outstanding other than common shares. The Predecessor Fund is treated as a corporation for U.S. federal income tax purposes, has elected to be taxed as a regulated investment company under section 851 of the Code for all its taxable years, including without limitation the taxable year in which the Reorganization occurs, and has qualified and will continue to qualify for the tax treatment afforded regulated investment companies under the Code for each of its taxable years, including without limitation the taxable year in which the Reorganization occurs. All the outstanding shares of the Predecessor Fund are treated as equity for federal income tax purposes.

Tortoise Energy Infrastructure Total Return Fund
Tortoise Energy Infrastructure Total Return Fund

May 9, 2025

The Successor Company has been registered and operated, since it commenced operations, as an open-end management investment company under the 1940 Act. The Successor Fund is a newly created separate series of the Successor Company that is treated for U.S. federal income tax purposes as a separate corporation pursuant to section 851(g) of the Code. The Successor Fund was newly formed for the purpose of engaging in the Reorganization. Prior to the Effective Time, the Successor Fund will not conduct any business, except as required in connection with its organization and to consummate the Reorganization. The only outstanding shares of the Successor Fund prior to the Effective Time will consist of a single share issued to the sole shareholder of the Successor Fund to permit the sole shareholder to approve certain items related to the organization of the Successor Fund (the “Initial Share”). Such Initial Share will be redeemed and cancelled prior the Effective Time. Prior to the Effective Time, the Successor Fund will not have, and will not have had, any assets other than the consideration received for the Initial Share, which will be paid to the sole shareholder in redemption of the Initial Share prior to the Effective Time. The Successor Fund will be taxed (including without limitation through the filing of such elections as are necessary to be so treated) as a regulated investment company under section 851 of the Code and will qualify for the tax treatment afforded regulated investment companies under the Code for each of its taxable years, including, without limitation, the taxable year that includes the Closing Date (as defined in the Plan). All New Shares issued in the Reorganization will be treated as equity for federal income tax purposes.

Upon satisfaction of certain terms and conditions set forth in the Plan at the Effective Time, Successor Fund will acquire all of the assets and liabilities of the Predecessor Fund in exchange solely for New Shares having an aggregate net asset value equal to the value of the Predecessor Fund’s net assets being acquired. The aggregate net asset value as of the Effective Time of the New Shares to be received by each Predecessor Fund shareholder will be equal to the aggregate net asset value as of the Effective Time of the Predecessor Fund shares surrendered by such shareholder in the Reorganization. Immediately after the Reorganization, (i) the former shareholders of the Predecessor Fund will own all the issued and outstanding shares of the Successor Fund and will own such shares solely by reason of their ownership of shares of the Predecessor Fund immediately prior to the Effective Time and (ii) the Successor Fund will own all the assets that had been held by the Predecessor Fund immediately prior to the Effective Time, and such assets shall be subject to all the liabilities of the Predecessor Fund as existed immediately prior to the Effective Time.

There will be no dissenters’ rights of appraisal with respect to the Reorganization under the applicable provisions of state law. Thus, no shareholder of the Predecessor Fund will receive any cash or property in the Reorganization other than New Shares as a result of the exchange of his, her or its shares of the Predecessor Fund.

Following the Reorganization, the Successor Fund will continue the Predecessor Fund’s historic business in that it will have an investment objective and investment strategies, policies, risks and restrictions substantially similar to those of the Predecessor Fund. In addition, the Successor Fund will use a significant portion of the Predecessor Fund’s historic business assets in its business. At least thirty-four percent (34%) of the total fair market value of the Predecessor Fund’s portfolio assets (i) will meet, as of the Effective Time, and (ii) met, at all times beginning two years prior to the date the Board of Trustees of the Predecessor Company approved the Reorganization and at all times thereafter, the investment objective, strategies, policies, risks and restrictions of the Successor Fund. The Predecessor Fund did not alter, and will not alter, its portfolio in connection with the Reorganization to meet this thirty-four percent (34%) threshold. No Fund modified any of its investment objective, strategies, policies, risks or restrictions to permit the Predecessor Fund to meet this thirty-four percent (34%) threshold or in connection with the Reorganization and the Successor Fund has no plan or intention to change any of its investment objective, strategies, policies, risks or restrictions after the Reorganization.

The Successor Fund’s investment objective will be substantially identical to the investment objective of the Predecessor Fund and the Successor Fund’s principal investment strategies will be substantially similar to the principal investment strategies of the Predecessor Fund. The Successor Fund will not dispose of any assets received from the Predecessor Fund except in the ordinary course of its business as an investment company.

Tortoise Energy Infrastructure Total Return Fund
Tortoise Energy Infrastructure Total Return Fund

May 9, 2025

In approving the Reorganization, the Board of Trustees of the Predecessor Company determined that the Plan and the transactions contemplated thereunder are in the best interests of the Predecessor Fund and the Board of Trustees of the Predecessor Company determined that the interests of the shareholders of the Predecessor Fund will not be diluted as a result of the Reorganization. In making such determinations, the Board of Trustees of the Predecessor Company considered a number of factors as set forth under the heading “Board Considerations of the Reorganization” in the Proxy Statement and Prospectus dated March 26, 2025 (the “Proxy Statement”) relating to the Registration Statement (as defined below).

Conclusion

Based on the foregoing, it is our opinion (subject to the conditions and limitations set forth above) that the Reorganization, in accordance with the terms of the Plan, will qualify as a reorganization under section 368(a) of the Code.

The opinions set forth above (subject to the conditions and limitations set forth above) with respect to (i) the nonrecognition of gain or loss by the Predecessor Fund and the Successor Fund, (ii) the basis and holding period of the assets received by the Successor Fund, (iii) the nonrecognition of gain or loss by the Predecessor Fund’s shareholders upon the receipt of the New Shares, and (iv) the basis and holding period of the New Shares received by the Predecessor Fund’s shareholders follow as a matter of law from the opinion that the transfers under the Plan will qualify as a reorganization under section 368(a) of the Code.

The opinions expressed in this letter are based on the Code, the Income Tax Regulations promulgated by the Treasury Department thereunder and judicial authority reported as of the date hereof. We have also considered the positions of the Internal Revenue Service (the “Service”) reflected in published and private rulings. Although we are not aware of any pending changes to these authorities that would alter our opinions, there can be no assurances that future legislative or administrative changes, court decisions or Service interpretations will not significantly modify the statements or opinions expressed herein. We do not undertake to make any continuing analysis of the facts or relevant law following the date of this letter or to notify you of any changes to such facts or law.

Our opinion is limited to those U.S. federal income tax issues specifically considered herein. We do not express any opinion as to any other U.S. federal tax issues, or any state, local or foreign tax law issues, arising from or related to the transactions contemplated by the Plan. Although the discussion herein is based upon our best interpretation of existing sources of law and expresses what we believe a court would properly conclude if presented with these issues, our opinion is not binding on the courts or the Service and no assurance can be given that such interpretations would be followed by the courts or the Service if they were to become the subject of judicial or administrative proceedings.

This opinion is furnished to each Fund solely for its benefit in connection with the Reorganization and is not to be relied upon, for any other purpose, in whole or in part, without our express prior written consent. Shareholders of the Funds may rely on this opinion, it being understood that we are not establishing any attorney-client relationship with any shareholder of either Fund. This letter is not to be relied upon for the benefit of any other person.

Tortoise Energy Infrastructure Total Return Fund
Tortoise Energy Infrastructure Total Return Fund

May 9, 2025

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form N-14 (File No. 333-285067) relating to the Reorganization filed by the Successor Company with the Securities and Exchange Commission (the “Registration Statement”), to the discussion of this opinion in the Proxy Statement relating to the Registration Statement and to the use of our name and to any reference to our firm in the Registration Statement and the Proxy Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Vedder Price P.C.

VEDDER PRICE P.C.